Exhibit 5.1

November 24, 2003

Wolseley plc
Parkview 1220
Arlington Business Park
Theale, Reading, Berkshire,
RG7 4GA, United Kingdom

Ladies and Gentlemen:

     I am Group Company Secretary of Wolseley plc, a company organized under the laws of England and Wales (the "Company"). I have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to Ordinary Shares of the Company, a portion of which may be represented by American Depositary Shares ("ADSs") (each ADS representing 5 Ordinary Shares), evidenced by American Depositary Receipts ("ADRs") issued by The Bank of New York, as Depositary, that may be issued and sold under the the Wolseley Share Option Plan 2003 (the "Plan").

     This opinion is being furnished in accordance with the requirements of Item 601 (b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

     In connection with the foregoing, I or attorneys under my supervision have examined and relied on original or copies, certified or otherwise identified to our satisfaction, of (i) the minute books and stock records of the Company, (ii) the Memorandum and Articles of Association of the Company, as amended, (iii) the Registration Statement, (iv) the Plan, (v) specimen certificates representing the Ordinary Shares, and (vi) resolutions duly adopted by the Board of Directors of the Company relating to the Plan and the filing of the Registration Statement. In addition, I or attorneys under my supervision have reviewed such other documents and instruments and have conferred with various officers and directors of the Company and have ascertained or verified to my satisfaction such additional facts as I have deemed necessary or appropriate for the purposes of this opinion.

     In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, photostatic or facsimile copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, I am of the opinion that the Ordinary Shares to be issued under the Plan have been duly authorized and, when issued by the Company, delivered and paid for by the Plan, such Ordinary Shares will be validly issued, fully paid and non-assessable.

     I am a Solicitor of the Supreme Court of Judicature in England and Wales, and I do not express any opinion as to the laws of any other jurisdiction.

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     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Yours truly,

By	/s/ Mark J. White
Mark J. White
Group Company Secretary